Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.

Vice President – Treasurer

(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS

FOURTH QUARTER SALES,

PLANS TO AMEND ITS SENIOR SECURED TERM LOAN AND PROVIDES

PRELIMINARY EARNINGS DATA

BURLINGTON, NEW JERSEY, February 6, 2013 – Burlington Coat Factory Warehouse Corporation announced today that net sales for the 14 weeks ended February 2, 2013 were $1.317 billion compared with $1.233 billion for the 13 weeks ended January 28, 2012, a 6.8% increase. The 14th week of the quarter added approximately $54 million of net sales. On a comparable 13 week basis, comparative store sales decreased 0.3% for the quarter.

Net sales for the 53 weeks ended February 2, 2013 were $4.131 billion compared with $3.854 billion for the 52 week period ended January 28, 2012, a 7.2% increase. On a comparable 52 week basis, comparative store sales increased 1.2%.

Tom Kingsbury, Chief Executive Officer, stated, “We continue to be pleased with our inventory management which resulted in a 12.5% reduction in comparative store inventories and a 15% faster inventory turnover for the quarter. Our fourth quarter sales results were negatively impacted by the effects of Hurricane Sandy and the unseasonably warm weather in December. We were very pleased with our January sales performance, and we look forward to continuing to build on our comparative store sales and total sales growth in Fiscal 2013.”

Amendment to Senior Secured Term Loan

Subject to market conditions, Burlington Coat Factory Warehouse Corporation intends to pursue an amendment to its Senior Secured Term Loan. We are furnishing the preliminary earnings data below within the context of the contemplated amendment.

Preliminary Earnings Data

Although we are currently in the process of preparing our financial statements for the fourth quarter and full fiscal year ended February 2, 2013, based on preliminary data, we estimate that Adjusted EBITDA for the 14 weeks ended February 2, 2013 will be in the range of $193 million to $203 million. This represents an expected increase of 2.7% to 8.0% compared to the actual Adjusted EBITDA reported in the fourth quarter of 2011 of $188 million. The 14th week of the current year’s quarter is not expected to materially impact this year’s Adjusted EBITDA.

The estimated range for the fourth quarter performance implies Adjusted EBITDA for the full fiscal year will be in the range of $348 million to $358 million. This represents an expected change of -0.6% to +2.3% compared to the actual Adjusted EBITDA for the 52 week period ending January 28, 2012 of $350 million.

As of February 2, 2013, we expect to have a cash balance in the range of $40 million to $50 million and total outstanding debt of $1.337 billion, subject to verification through our year end closing procedures. Additionally, the Company operated 500 stores, inclusive of our internet store, in 44 states and Puerto Rico, principally under the name “Burlington Coat Factory”.

Although the Company’s senior management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates, certain financial projections prepared by senior management in connection with the intended Senior Secured Term Loan amendment will be made available to potential lenders. Accordingly, the Company has included above the projected financial information to provide access to certain non-public information to be considered by such persons for purposes of considering and evaluating the transaction. The inclusion of this information should not be regarded as an indication that the Company’s management, the Company’s board of directors, the potential lenders or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections included above were prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

The inclusion of financial projections in this press release should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. For a discussion of these risks, uncertainties and assumptions, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, entitled “Risk Factors” and discussions of potential risks and uncertainties in the Company’s subsequent filings with the Securities and Exchange Commission.